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                                                                   Exhibit 3.1.3

                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                                      OF
                         CRICKET COMMUNICATIONS, INC.


     CRICKET COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

             RESOLVED, that the Certificate of Incorporation of Cricket Communications, Inc. be amended by changing the first Article thereof so that, as amended, said Article shall read in its entirety as follows:

             "FIRST: The name of the Corporation is Cricket Communications Holdings, Inc."

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.


Dated:  October 25, 1999
                                   CRICKET COMMUNICATIONS, INC.



                                   By: /s/ James E. Hoffmann
                                      -----------------------------------
                                               James E. Hoffmann
                                               Secretary